FOR IMMEDIATE RELEASE             Contact:      Vincent D. Kelly
May 16, 1996                                    Chief Financial Officer
                                                Metrocall
                                                (202) 663-6873

                                                Elliott H. Singer
                                                Chairman of the Board
                                                A+ Network
                                                (615) 385-4500

                                                Paul J. Liberty
                                                VP, Investor/Public Relations
                                                Metrocall
                                                (703) 660-6677, ext. 6260


                       METROCALL AND A+ NETWORK ANNOUNCE
                          DEFINITIVE MERGER AGREEMENT

May 16, 1996, Alexandria, VA and Nashville, TN.  Metrocall, Inc. (MCLL - Nasdaq
NMS) and A+ Network, Inc. (ACOM - Nasdaq NMS) jointly announced today that they have entered into a definitive merger agreement, whereby A+ Network would merge into Metrocall in a two-step transaction. Metrocall will commence a tender offer to purchase approximately 2.1 million A+ Network shares at $21.00 per share, which combined with the direct purchase of approximately 2.2 million shares from certain A+ Network shareholders will result in Metrocall owning approximately 40% of the outstanding A+ Network shares upon completion of the tender offer. At the time of the merger, each A+ Network shareholder will receive shares of Metrocall common stock having a value of $21.10, subject to certain adjustments based on the future trading price of Metrocall common stock. A+ Network shareholders will also receive variable common rights ("VCRs") designed to provide additional consideration to A+ Network shareholders if Metrocall's stock trades below certain targets over the next year.

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The tender offer is expected to be completed in June 1996, and the subsequent merger is expected to be completed during the fourth quarter of 1996. The merger is subject to customary state and federal regulatory approvals and the respective shareholder approvals of Metrocall and A+ Network. Major shareholders from each of Metrocall and A+ Network have agreed to vote their shares for the merger. Two members of the A+ Network board of directors, Elliott H. Singer and Ray D. Russenberger, will join a newly constituted Metrocall board of directors upon the completion of the merger. Charles (Chuck) A. Emling, III, President and CEO of A+ Network, will become the President of a newly-formed southeastern region.

This transaction, the sixth acquisition announced by Metrocall this year, will make Metrocall the fourth largest paging company in the United States with pro forma units in service approaching 2.5 million. Metrocall expects to finance the tender offer and stock purchases through its existing cash on hand and borrowings under its bank credit facilities. The 11 7/8% senior subordinated debentures of A+ Network will be assumed by Metrocall upon the completion of the merger.

A+ Network operates in the states of Florida, Georgia, Alabama, North Carolina, South Carolina, Mississippi, Louisiana, Texas, Tennessee, and Virginia. Currently, A+ Network has over 596,000 paging units in service and is expected to exceed 675,000 units in service at the time of closing. In addition, A+ Network is a founding investor in PCS Development Corp., a holder and developer of a nationwide Narrowband PCS license throughout the U.S. A+ Network was recently formed through the merger of privately-held Network USA with A+ Communications.





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William L. Collins, III, Chief Executive Officer and President of Metrocall,
commented, "This is an outstanding strategic opportunity for Metrocall and we are extremely pleased about completing Phase II of our stated three phase strategy this far ahead of schedule. A+ Network is strategically well-positioned with a dominant position in the southeastern United States, has an enviable track record of outstanding internal growth and improving operating performance. Our firms share a similar philosophy of providing high quality services cost-effectively. A+ Network is an extremely strong competitor in the core region in which it operates, and affords us the addition of a national affiliate distribution network to load our own nationwide paging network, both for the resale of local services as well as our enhanced regional and nationwide coverage products. The addition of A+ Network is a significant step in accomplishing our goal of achieving national scale and scope as an integral component of our growth strategy."

Elliott H. Singer, Chairman of A+ Network, said "we are extremely excited about the opportunity to combine our resources with Metrocall to exploit the dynamic market opportunities in wireless communications. The scale of our combined operations will better position us to exploit strategic distribution relationships and in narrowband PCS services and other emerging digital wireless technologies."

Metrocall's financial advisors are Wheat First Butcher & Singer and Daniels & Associates. The financial advisor to A+ Network in the merger is Prudential Securities Incorporated.





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Assuming completion of the A+ Network merger and other announced acquisitions,
Metrocall will be the nation's fourth largest wireless messaging company, and would serve nearly 2-5 million subscribers.


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